SF 621                                 Page 1                      SAMPLE

                           SUPPLEMENTAL BENEFIT RIDER



This rider is part of Your policy. It is issued in consideration of the application and payment of its Supplemental Benefit Cost of Insurance Rates. All policy definitions, provisions, and exceptions apply to this rider unless changed by this rider. The Effective Date is the same as the Policy Date unless another date is shown on the current Data Pages.

RIDER BENEFIT

This rider provides an insurance benefit of the Supplemental Benefit Rider Face Amount shown on the current Data Pages. The Supplemental Benefit Rider Face Amount is included in the Total Face Amount, shown on the current Data Pages, and is used to determine the Death Proceeds as described in Your policy. We will pay this benefit amount to the beneficiary(ies) when We receive proof that the Insured died within the protection period. The policy to which this rider is attached must be in force and not in a grace period.

PROTECTION PERIOD

This rider's protection period ends on its Expiration Date as shown on the current Data Pages. This protection period will be extended to the date of the Insured's death if Your current Data Pages show that You have the Extended Coverage Rider.

SUPPLEMENTAL BENEFIT COST OF INSURANCE RATES

We deduct the cost of insurance for the benefits provided by this rider on each Monthly Date. We determine these rates based on Our expectations as to Our future investment earnings, expenses, mortality, and persistency experience. We reserve the right to change the current monthly rates, however, they will never exceed those shown in the table of Guaranteed Maximum Supplemental Benefit Cost of Insurance Rates on the current Data Pages. We will review the current monthly rates not less than every five years. Any change in these rates applies to all individuals of the same class as the Insured.

ADJUSTING THE SUPPLEMENTAL BENEFIT RIDER FACE AMOUNT

While this rider is in force You may request an increase or decrease in the Supplemental Benefit Rider Face Amount. Decreases may not be made during the first Policy Year. Any adjustment is subject to Our approval.

APPROVAL OF A SUPPLEMENTAL BENEFIT RIDER FACE AMOUNT ADJUSTMENT

We will approve an adjustment subject to the following conditions:

1. For a Supplemental Benefit Rider Face Amount increase only, the Attained Age of the Insured is 80 or less;

2.   The amount of any increase, meets Our guidelines then in effect;

3.   Your policy is not in a grace period;

4.   Your Monthly Policy Charges are not being waived under any rider.

REQUESTING A SUPPLEMENTAL BENEFIT RIDER FACE AMOUNT ADJUSTMENT

You must send Us Notice for an adjustment. The Insured and Owner must sign a request for a Supplemental Benefit Rider Face Amount increase. It must show the Supplemental Benefit Rider Face Amount desired after adjustment. An adjustment is effective on the Adjustment Date.


OTHER CHANGES IN SUPPLEMENTAL BENEFIT RIDER FACE AMOUNT

The Supplemental Benefit Rider Face Amount will change if the Total Face Amount changes as a result of:

1.   A death benefit option change; or

2.   A partial withdrawal as described in the policy; or

3.   The benefits of any attached rider.

SUICIDE

The Suicide provision of the policy to which this rider is attached applies to this rider.

Any Supplemental Benefit Rider Face Amount increase made under the adjustment options will not be paid if the Insured dies by suicide, while sane or insane, within 2 years of the Adjustment Date. Instead, We will pay the beneficiary(ies) the sum of the Supplemental Benefit Cost of Insurance Rates paid on and after the Adjustment Date.

TERMINATION

The protection period of this rider terminates on the first of:

1. The Maturity Date as shown on the current Data Pages unless extended by rider; or

2.   The Expiration Date of this rider, as shown on the current Data Pages; or

3.   Termination of Your policy; or

4. Our receipt of Your Notice to cancel this rider. The cancellation will be effective on the Monthly Date on or next following the date We receive the Notice. We may require that You send Your policy to Our office to record the cancellation.

REINSTATEMENT

You may reinstate this rider if it terminates under 2 or 3 above.









President and Chief Executive Officer